Exhibit 99.34

[Bally Total Fitness Letterhead]

August 28, 2006

Liberation Investment Group, LLC

330 Madison Avenue, 6th Floor

New York, New York 10017

Attention: Emanuel R. Pearlman

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (a “Possible Transaction”) with Bally Total Fitness Holding Corporation (the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company and/or its subsidiaries, affiliates and divisions. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will use reasonable efforts to cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall include the members, directors, officers, employees, agents, affiliates, partners and advisors of a party and those of its subsidiaries, affiliates and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and prospective sources of debt or equity financing for a Possible Transaction).

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company and/or its subsidiaries, affiliates and divisions, or the business, products, strategies, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company and/or its subsidiaries, affiliates and divisions (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company or its Representatives to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your

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Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that you did not know or have reason to believe that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you do not know that the source of such information is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iv) is independently developed by you or your employees without the benefit of any Evaluation Material or (v) is generally made available to third parties by the Company without restriction on disclosure.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. Except as otherwise provided herein, you hereby agree that you and your Representatives shall (a) use the Evaluation Material solely for the purpose of evaluating a Possible Transaction, (b) keep the Evaluation Material confidential and (c) not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto, or the existence of this letter agreement (collectively, the “Discussion Information”); provided, however, that (i) you may make any disclosure to which the Company gives its prior written consent, (ii) any information may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction and who agree to keep such information confidential in accordance with the provisions of this letter agreement (provided, that any Representative that is a prospective source of equity financing shall be required to enter into a letter agreement with you agreeing to be bound by the terms of this letter agreement as if such Representative were a party hereto and, by doing so, acknowledging that the Company is an express third party beneficiary of such letter agreement) and (iii) you may make any disclosure of such information to the extent you reasonably determine, after consultation with outside legal counsel, that such disclosure is required by applicable law, applicable rules of any national securities exchange or interdealer quotation system, or other applicable regulations, orders or listing agreements, including, without limitation, reports required to be made pursuant to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, which shall, for the avoidance of doubt, include any proposal made by you to engage in a Possible Transaction, communications issued by you pursuant to Section 220 of the Delaware General Corporation Law and the execution and filing of this letter agreement; provided, that you will not publicly disclose any Evaluation Material, or otherwise summarize, quote or specifically identify the contents of the Evaluation

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Materials, in any report required to be made pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, unless (i) the Securities and Exchange Commission (the “SEC”) indicates that it will recommend enforcement action or any similar punitive sanction against you if you do not make such disclosure, in which case you may immediately make such disclosure, or (ii) you reasonably determine, after consultation with outside legal counsel, that such disclosure is required by applicable law in order to respond to a written comment or other similar correspondence issued by the SEC, in which case, you will provide notice thereof to the Company and, if reasonably practicable, the opportunity to contest in the manner provided in the immediately succeeding paragraph, it being understood that the Company shall be required to respond promptly, and in any event within twenty-four hours, to your notice and, if applicable, to the SEC.

You also agree (x) to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, (y) to accept responsibility for any breach of this letter agreement by any of your Representatives and (z) at your sole expense, to take all reasonable measures as determined by you to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall (i) use commercially reasonable efforts to provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement and (ii) at the Company’s sole cost and expense, use commercially reasonable efforts to assist the Company upon request to seek such protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives reasonably believe, after consultation with outside legal counsel, that you or they, as the case may be, are legally compelled to disclose Evaluation Material or Discussion Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which you reasonably believe is legally required to be disclosed, provided that you shall use your reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information in accordance with this agreement, including, without limitation, by cooperating with the Company, at the Company’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that you shall promptly notify the Company of your determination to make such disclosure and the nature, scope, contents and timing of such disclosure.

For the avoidance of doubt, it is understood and agreed that, subject to the confidentiality obligations contained in this letter agreement, nothing contained herein shall prevent or prohibit you from nominating persons for election to the Board of Directors of the Company, bringing business before a meeting of the Company’s stockholders or conducting a proxy solicitation in support of your director nominees or in respect of any other matter, or shall otherwise prevent, prohibit or restrict you from exercising your legal rights as a shareholder of

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August 28, 2006

the Company (including, without limitation, pursuant to Section 220 of the Delaware General Corporation Law or as part of discovery or similar actions in connection with any disputes or claims that may arise between you and the Company or its current or former officers and directors). It is acknowledged and agreed that (a) the exercise of your legal rights as a shareholder of the Company (including, without limitation, pursuant to Section 220 of the Delaware General Corporation Law or as part of discovery or similar actions in connection with any disputes or claims that may arise between you and the Company or its current or former officers and directors) may be initiated based upon mental impressions or conclusions you obtain as a result of your review of the Evaluation Material, provided that, except as otherwise provided herein, you agree that you will not, and will not permit your Representatives to, publicly disclose any Evaluation Material, or otherwise summarize, quote or specifically identify the contents of the Evaluation Materials, in any communication arising out of or related to such exercise of your legal rights, and (b) subject to your compliance with the foregoing clause (a), information obtained by you pursuant to the exercise of your legal rights as a shareholder of the Company (including, without limitation, pursuant to Section 220 of the Delaware General Corporation Law or as part of discovery or similar actions in connection with any disputes or claims that may arise between you and the Company or its current or former officers and directors) shall not be subject to the confidentiality obligations contained in this letter agreement.

3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver, at your expense, to the Company or, at your option, destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company or its Representatives pursuant hereto; provided, however, that one copy of all Evaluation Material may be kept with legal counsel for archival purposes only. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be returned or, at your option, destroyed, and no copy thereof shall be retained, except for one copy kept with legal counsel for archival purposes. Upon the Company’s written request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives resulting from your or your Representatives’use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Material

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or Discussion Information, will be advised by you) that (i) the Evaluation Material or Discussion Information being furnished to you or your Representatives contains or may itself be material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the Company, including the Evaluation Material and Discussion Information, from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

6. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

7. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

9. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries, affiliates and divisions) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict

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of law provisions thereof. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case, located in New York City in the State of New York, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). Each party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case, located in New York City in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.

11. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

12. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

13. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

14. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

15. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

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August 28, 2006

16. Term. This letter agreement will terminate on March 15, 2007. This letter agreement can be terminated by you at any time prior to the receipt of any Evaluation Material. In the event that a final definitive agreement regarding a Possible Transaction is entered into with you, this agreement shall terminate, and shall be superseded by such definitive agreement. In addition, this letter agreement shall terminate if (i) the Company commences any proceeding relating to the Company under any bankruptcy, insolvency, receivership or similar law of any jurisdiction or (ii) any such proceeding is commenced against the Company and such proceeding is not dismissed within thirty (30) days.

[Signature Page Follows]

Bally Total Fitness Holding Corporation

August 28, 2006

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ Marc D. Bassewitz
Name:	Marc D. Bassewitz
Title:	Senior Vice President, Secretary and General Counsel

CONFIRMED AND AGREED
as of the date written above:

LIBERATION INVESTMENT GROUP, LLC

By:	/s/ Emanuel R. Pearlman
Name:	Emanuel R. Pearlman
Title:	General Manager